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As filed with the Securities and Exchange Commission on August 11, 2014

Registration Statement No. 333-193004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Two Harbors Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	27-0312904 (IRS Employer Identification Number)

590 Madison Avenue, 36th Floor
New York, NY 10022
(612) 629-2500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Rebecca B. Sandberg, Esq.
General Counsel & Secretary
c/o Two Harbors Investment Corp.
590 Madison Avenue, 36th Floor
New York, New York 10022
Tel: (612) 629-2500
Fax: (612) 629-2501
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Stephen M. Quinlivan, Esq.
Stinson Leonard Street LLP
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402
Tel: (612) 335-1500
Fax: (612) 335-1657

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

         If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 relates to the Automatic Shelf Registration Statement on Form S-3 (File No. 333-193004) of Two Harbors Investment Corp., which was filed with the Securities and Exchange Commission and became effective on December 20, 2013. This Post-Effective Amendment No. 1 is being filed for the purpose of (i) updating certain information in the base prospectus to reflect the appointment of a new administrator for our Dividend Reinvestment and Direct Stock Purchase Plan; (ii) updating certain information in the base prospectus and the information in Part II of this registration statement; (iii) filing additional exhibits to this registration statement; and (iv) amending and restating the base prospectus to reflect the changes noted above. This Post-Effective Amendment No. 1 will become effective immediately upon filing with the Securities and Exchange Commission.

PROSPECTUS

7,351,739 Shares

Two Harbors Investment Corp.

Dividend Reinvestment and Direct Stock Purchase Plan

        The Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") is designed to provide current holders of our common stock, par value $0.01 per share, and other interested investors with a convenient and economical method to invest funds and reinvest dividends in shares of our common stock.

        By participating in the Plan, you may purchase additional shares of our common stock by reinvesting some or all of the cash dividends that you receive on your shares of our common stock. If you elect to participate in the Plan, you may also make optional cash purchases of shares of our common stock of not less than $50 and a $10,000 per month maximum and, with our prior approval, in excess of $10,000 per month. Shares of our common stock purchased under the Plan in excess of $10,000 per month may be acquired at discounts from the prevailing market price as determined by us from time to time. The Plan highlights include:

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  Any holder of shares of our common stock may elect to participate in the Plan.

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  Interested new investors who are not currently holders of our common stock may make their initial purchase through the Plan.

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  Up to a 3% discount on optional cash purchases of shares in excess of $10,000 per month purchased under the Plan.

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  Full or partial dividend reinvestment options.

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  Optional cash purchases of between $50 and $10,000 per month and, with our prior approval, optional cash purchases in excess of $10,000 per month.

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  Shares purchased will be maintained in your name in book-entry form at no charge to you.

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  Detailed recordkeeping and reporting will be provided at no charge to you.

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  Optional automatic investment withdrawals from your bank account.

        This prospectus relates to the offer and sale of up to 7,351,739 authorized but unissued shares of our common stock under the Plan. Participants should retain this prospectus for future reference.

        Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "TWO." The closing price of our common stock on the NYSE on August 8, 2014 was $10.37 per share.

        We have elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. As long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax to the extent we distribute our taxable income to our stockholders on an annual basis. To assist us in qualifying as a REIT, among other purposes, ownership of shares of our common stock by a person is limited, with certain exceptions, to 9.8% by value or by number of shares, whichever is more restrictive, of the outstanding shares of our common stock and 9.8% by value or by number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our stock.

        Investing in our common stock involves a high degree of risk. See the risks set forth under "Risk Factors" beginning on page 3 of this prospectus, and the risks set forth under "Risk Factors" in our most recent Annual Report on Form 10-K and in any subsequent Quarterly Reports on Form 10-Q.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2014.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS

        This prospectus is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. This prospectus contains specific information about us and the terms on which we are offering and selling shares of our common stock. Before you purchase shares of our common stock, you should carefully read this prospectus and the registration statement, together with the documents incorporated by reference in this prospectus.

        The terms "Two Harbors," "we," "our," and "us" refer to Two Harbors Investment Corp., a Maryland corporation, together with its consolidated subsidiaries, unless otherwise specified.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains, or incorporates by reference, not only historical information, but also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, and that are subject to the safe harbors created by such sections. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "target," "believe," "intend," "seek," "plan," "goals," "future," "likely," "may," and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in this Annual Report on Form 10-K under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the SEC, including our Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events, or otherwise. Important factors, among others, that may affect our actual results include:

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  changes in interest rates and the market value of our target assets;

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  changes in prepayment rates of mortgages underlying our target assets;

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  the timing of credit losses within our portfolio;

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  our exposure to adjustable-rate and negative amortization mortgage loans underlying our target assets;

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  the state of the credit markets and other general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers;

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  the concentration of the credit risks we are exposed to;

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  legislative and regulatory actions affecting the mortgage and derivative industries or our business;

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  the availability of target assets for purchase at attractive prices;

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  the availability of financing for our target assets, including the availability of repurchase agreement financing, lines of credit and financing through the Federal Home Loan Bank of Des Moines;

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  declines in home prices;

i

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  increases in payment delinquencies and defaults on the mortgages comprising and underlying our target assets;

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  changes in liquidity in the market for real estate securities, the re-pricing of credit risk in the capital markets, inaccurate ratings of securities by rating agencies, rating agency downgrades of securities, and increases in the supply of real estate securities available-for-sale;

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  changes in the values of securities we own and the impact of adjustments reflecting those changes on our income statement and balance sheet, including our stockholders' equity;

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  our ability to generate the amount of cash flow we expect from our target assets;

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  changes in our investment, financing, and hedging strategies and the new risks that those changes may expose us to;

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  changes in the competitive landscape within our industry, including changes that may affect our ability to attract and retain personnel;

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  our ability to build successful relationships with loan originators;

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  our ability to acquire mortgage loans in connection with our securitization plans;

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  our ability to securitize the mortgage loans that we acquire;

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  our exposure to claims and litigation, including litigation arising from our investments in mortgage servicing rights and our involvement in securitization transactions;

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  our ability to acquire mortgage servicing rights and successfully operate our seller-servicer subsidiary;

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  our ability to successfully diversify our business into new asset classes and manage the new risks they may expose us to;

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  our ability to manage various operational and regulatory risks associated with our business;

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  our ability to maintain appropriate internal controls over financial reporting;

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  our ability to establish, adjust and maintain appropriate hedges for the risks in our portfolio;

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  our ability to maintain our REIT qualification for U.S. federal income tax purposes; and

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  limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940, or the 1940 Act.

        You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. These factors are described under "Risk Factors" in our most recent Annual Report on Form 10-K and in any subsequent Quarterly Reports on Form 10-Q, which documents are incorporated by reference in this prospectus. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Before you make an investment decision, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus and the documents incorporated herein by reference, may adversely affect us.

ii

 PROSPECTUS SUMMARY

        This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in our common stock. You should read this entire prospectus, together with the information incorporated by reference, including the risk factors, financial data and related notes, before making an investment decision.

Our Company

        We are a Maryland corporation focused on investing in, financing and managing residential mortgage-backed securities, or RMBS, residential mortgage loans, mortgage servicing rights and other financial assets, which we collectively refer to as our target assets. We operate as a real estate investment trust, or REIT, as defined under the Internal Revenue Code of 1986, as amended, or the Code.

        We are externally managed and advised by PRCM Advisers LLC, or PRCM Advisers, a wholly-owned subsidiary of Pine River, or Pine River. Founded in 2002, Pine River is a global multi-strategy asset management firm providing comprehensive portfolio management, transparency and liquidity to institutional and high net worth investors.

        Our objective is to provide attractive risk-adjusted total return to our stockholders over the long term, primarily through dividends and secondarily through capital appreciation. We selectively acquire and manage an investment portfolio of our target assets, which is constructed to generate attractive returns through market cycles. We focus on asset selection and implement a relative value investment approach across various sectors within the residential mortgage market. Our target assets include the following:

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  Agency RMBS (which includes inverse interest-only Agency securities classified as "Agency Derivatives" for purposes of U.S. generally accepted accounting principles), meaning RMBS whose principal and interest payments are guaranteed by the Government National Mortgage Association (or Ginnie Mae), the Federal National Mortgage Association (or Fannie Mae), or the Federal Home Loan Mortgage Corporation (or Freddie Mac);

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  Non-Agency RMBS, meaning RMBS that are not issued or guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac;

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  Mortgage servicing rights;

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  Residential mortgage loans; and

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  Other financial assets comprising approximately 5% to 10% of the portfolio.

        We generally view our target assets in two strategies that rely on our core competencies of managing prepayment and credit risk. Our rates strategy includes assets that are sensitive to changes in interest rates and prepayment speeds, specifically Agency RMBS and mortgage servicing rights. Our credit strategy includes assets with inherent credit risk including non-Agency RMBS, residential mortgage loans and net economic interests in securitizations on prime nonconforming mortgage loans.

        We believe our hybrid Agency and non-Agency RMBS investment model allows management to allocate capital across various sectors within the residential mortgage market, with a focus on security selection and the implementation of a relative value investment approach. Capital allocation decisions factor in the opportunities in the marketplace, cost of financing and cost of hedging interest rate, prepayment, credit and other portfolio risks. As a result, asset allocation reflects management's opportunistic approach to investing in the marketplace.

        We recognize that investing in our target assets is competitive and that we compete with other investment vehicles for attractive investment opportunities. We rely on our management team and our dedicated team of investment professionals provided by our external manager to identify investment opportunities. In addition, we have benefited and expect to continue to benefit from our external manager's analytical and portfolio management expertise and infrastructure. We believe that our significant focus on the RMBS area, the extensive RMBS expertise of our investment team, our strong analytics and our disciplined relative value investment approach give us a competitive advantage versus our peers.

        We have elected to be treated as a REIT for U.S. federal income tax purposes. To qualify as a REIT we are required to meet certain investment and operating tests and annual distribution requirements. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income to stockholders, do not participate in prohibited transactions and maintain our intended qualification as a REIT. However, certain activities that we may perform may cause us to earn income which will not be qualifying income for REIT purposes. We have designated certain of our subsidiaries as taxable REIT subsidiaries, or TRSs, as defined in the Code, to engage in such activities, and we may form additional TRSs in the future. We also operate our business in a manner that will permit us to maintain our exemption from registration under the 1940 Act. While we do not currently originate or service loans, certain of our subsidiaries have obtained the requisite licenses and approvals to purchase and sell mortgage loans and to hold and manage mortgage servicing rights.

        Our headquarters are located at 590 Madison Avenue, 36th Floor, New York, New York 10022 and our telephone number is (612) 629-2500. We maintain a website at www.twoharborsinvestment.com. The information found on our website is not incorporated into this prospectus.

RISK FACTORS

        Investing in our common stock involves a number of risks. Before making an investment decision, you should carefully read and consider the information set forth under "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which descriptions are incorporated by reference herein), together with the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See "Where You Can Find More Information," below. We believe such risk factors, individually or in the aggregate, could cause our actual results to differ significantly from anticipated or historical results. In addition to understanding the key risks incorporated herein by reference, investors should understand that it is not possible to predict or identify all risk factors, and consequently, such risk factors are not a complete discussion of all potential risks or uncertainties.

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

        The Plan offers a variety of convenient, low-cost services to make it easier for you to invest in our common stock. The Plan, which is described in this section, has various features and you can choose the Plan features that meet your investment needs. The Plan is designed for long-term investors who wish to invest and build their share ownership over time. The Plan offers a convenient and economical means to own shares. Unlike an individual stock brokerage account, the timing of purchases and sales is subject to the provisions of the Plan, as discussed below. In addition, the Plan will provide us with a means of raising additional capital for general corporate purposes through the sale of common stock under the Plan.

        You can participate in the Plan if you are a registered holder of our common stock. If you do not own our common stock, you can become a participant by making your initial purchase directly through the Plan. The Plan offers you the opportunity to reinvest dividends and provides an alternative to traditional methods of buying, holding and selling our common stock.

        The Plan is administered by Wells Fargo Shareowner Services, a division of Wells Fargo Bank N.A., or the Plan Administrator, or any successor bank or trust company that we may from time to time designate. Certain of the administrative support to the Plan Administrator may be performed by its designated affiliates.

Key Features of the Plan

Anyone can participate

        If you currently own our common stock registered in your name, you may participate in the Plan. If you do not own any of our common stock, you can participate in the Plan by making your initial investment in our common stock through the Plan with an initial investment of at least $250 and not more than $10,000 per month. If you wish to make an optional cash purchase in excess of $10,000 (or other maximum amount established by us), you must submit a request for our prior written approval, or a Request for Waiver, and a copy of our written approval must accompany any such optional cash purchase (see Question 10—"How do I make optional cash purchases in excess of $10,000 per month?"). Alternatively, you may authorize the automatic withdrawal feature and initiate your investment with only $50 and a commitment for at least five sequential purchases. We may change these minimum and maximum amounts at any time in our sole discretion.

Automatic dividend reinvestment

        You may reinvest your dividends in additional shares of our common stock. Your dividends will be used to buy additional shares of our common stock at the prevailing market price on the dividend reinvestment date (determined by taking the unsolicited weighted average price, rounded to four decimal places, of our common stock as reported on the NYSE).

Optional cash purchases up to $10,000 per month

        You may buy shares of our common stock if you are a participant in the Plan. You may make monthly investments of as little as $50 (or $250 in the case of your initial investment), or as much as $10,000 per month, and you can pay either by check or have your payment automatically withdrawn from your bank account. We may change these minimum and maximum amounts at any time in our sole discretion or we may suspend the right to make optional cash purchases for any monthly period or periods.

Optional cash purchases in excess of $10,000 per month

        Optional cash purchases in excess of $10,000 per month may be made only pursuant to an approved Request for Waiver and are not subject to a predetermined maximum limit on the amount of the investment. The discount, if any, on optional cash purchases in excess of $10,000 per month made pursuant to such requests will range from 0% to 3% and will be established at our discretion, along with any other terms, after a review of current market conditions, the level of participation and our current and projected capital needs (see Question 10—"How do I make optional cash purchases in excess of $10,000 per month?").

Convenient share sales

        You may sell your shares of our common stock acquired through the Plan through the Plan Administrator and pay fees that may be lower than those typically charged by stockbrokers for small transactions.

Full investment

        Full investment of your funds is possible because you will be credited with both whole shares and fractional shares to three decimals places. Dividends will be paid on both whole and fractional shares.

Share safekeeping

        You may deposit Two Harbors stock certificates registered in your name with the Plan Administrator at any time. The Plan Administrator will provide safekeeping of your stock certificates at no cost to you, including when you first enroll. To use this service, you must send your stock certificates to the Plan Administrator with a properly completed Transaction Request Form attached to your statement (see Question 23—"What if I have questions about the Plan?").

        Certificated shares that you deposit with the Plan Administrator are credited to your Plan account and thereafter are treated as if they were acquired under the Plan. You are responsible for maintaining your own records of the cost basis of certificated shares deposited with the Plan Administrator. By using the certificate safekeeping feature, you no longer bear the risks associated with loss, theft or destruction of stock certificates.

        However, regardless of the mailing method used, you bear the full risk of loss if the certificates are lost or stolen. Please do not endorse your stock certificates prior to mailing. Please be advised that choosing registered, express or certified mail alone will not provide full protection, if the certificates are lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the certificates if they are lost or stolen through the mail. The Plan Administrator may be able to provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Please be advised that replacement transaction fees may also apply. To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to 'WFSS Surety Program' along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of the certificated shares will be based on the closing market price of our common stock on the trading day prior to the documented mail date.

        Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that the package was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

        A certificate or certificates, as applicable, will be issued to you for our common stock in your account upon written request to the Plan Administrator. We will not issue certificates for fractional shares.

Gifts and other share transfers

        You can transfer ownership, gift your shares or request a name change in your Two Harbors Plan account by completing and submitting a Stock Power Form. This form, along with instructions may be accessed and printed by visiting www.shareowneronline.com. Please note that you must obtain a Medallion Signature Guarantee for any transfer of your shares.

        If you need additional assistance regarding the transfer of your shares, please contact the Plan Administrator (see Question 23—"What if I have questions about the Plan?").

Transaction reporting

        You will receive a notice after each transaction showing the details and the share balance in your Plan account.

Questions and Answers Describing Terms and Conditions of the Plan

  1.    May I participate in the Plan?

        If you already own our common stock and the shares are registered in your name, you may participate immediately. If your shares are held for you in a brokerage account, you may make arrangements with your stockbroker to have some or all of the shares of our common stock registered directly in your name. Please note that participation will only apply to the number of shares registered in your name. If you do not currently own any of our common stock, you may participate by making an initial investment in our common stock through the Plan. If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. We reserve the right to terminate participation of any stockholder if we deem it advisable under any foreign laws or regulations.

  2.    How do I get started?

  If you are an existing registered stockholder:

        If your shares are currently registered in your name with Two Harbors, not held by your broker or bank in their name, you may enroll through www.shareowneronline.com or by submitting an Account Authorization Form by mail (see Question 23—"What if I have questions about the Plan?).

  If you are a new investor:

        If you do not already own shares of our common stock registered in your name, you may enroll in the Plan by submitting a completed Account Authorization Form along with a payment for your initial investment. You may enroll through www.shareowneronline.com and authorize an automatic withdrawal from your bank account or through the mail by sending the Account Authorization Form along with a check (see Question 23—"What if I have questions about the Plan?").

  3.    How do I reinvest dividends?

        You may reinvest all or a portion of the cash dividends paid on your shares of our common stock. When you enroll in the Plan, you may select the option to automatically reinvest your cash dividends. The Plan Administrator will apply all or a portion of your cash dividends, as elected (less any applicable fees), to purchase additional whole and fractional shares (see Question 15—"What are the costs for participating in the Plan?"). You may change your election at any time by submitting the change online, by telephone or by sending a new Account Authorization Form by mail (see Question 23—"What if I have questions about the Plan?"). To be effective with respect to a particular dividend, notice of your election must be received on or before the first business day prior to the record date for that dividend. Changes received after the record date of a dividend will be effective for the following dividend.

        If you elect to reinvest your dividends, you must choose one of the options set forth below. If you do not choose an option, the Plan Administrator will default your choice to full dividend reinvestment.

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  Full dividend reinvestment.  You may elect to reinvest all of the cash dividends you receive on your shares of our common stock. Additional shares of our common stock will be purchased using all cash dividends payable on your shares of our common stock held in the Plan, any shares held in physical certificate form, and any shares held in book-entry form. You will not receive cash dividends from us. Instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account.

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  Partial dividend reinvestment by percentage.  You may elect to reinvest a portion of the cash dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the Plan, any shares held in physical certificate form and any shares held in book-entry form. You may elect percentages from 10%-90%, in increments of 10%. The portion of the cash dividend that is not reinvested will be sent to you by check unless you have elected to have those dividends deposited directly to a designated bank account.

    Example of partial reinvestment by percentage:    You have a total of 150 shares; 120 shares are held in the Plan, 15 shares in physical certificate form and 15 shares in book-entry form. You choose to have 50% of the total dividend reinvested. This will result in 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

        Any cash dividends not being reinvested may be transferred directly to your bank for deposit. For electronic direct deposit of dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization Form, complete and return to Wells Fargo Shareowner Services. Be sure to include a voided check for checking accounts or savings deposit slip for savings accounts. If your shares of our common stock are jointly owned, all owners must sign the form.

  4.    When are dividends reinvested?

        If you have chosen the dividend reinvestment feature and notice of such change has been received by the Plan Administrator on or before the first business day preceding the record date for that dividend, the Plan Administrator will generally invest dividends in additional shares of our common stock purchased on the open market or directly from us on the dividend payment date and in no event later than 30 days from the dividend payment date. If the dividend payment date falls on a day that is not an NYSE trading day, then the Investment Date (defined below) will be the next trading day. If the Plan Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the dividend payment date, and continue on any succeeding trading days necessary to complete the order. Depending on the number of shares being purchased and current trading volumes in our common stock, purchases may be executed in multiple transactions that may occur on more than one day. The Plan Administrator's affiliated broker will hold the common stock for the benefit of all participants together in its name or in the name of the nominee.

        In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within 30 days, the Plan Administrator will remit the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment.

        The Plan Administrator shall have no liability in connection with any inability to purchase common stock, the timing of any purchases or the value of our common stock acquired for your account.

  5.    What is the source of shares to be purchased under the Plan?

        All dividends reinvested through the Plan and all optional cash purchases will be used to purchase, in our sole discretion, either newly-issued shares directly from us or shares on the open market. Shares purchased directly from us will consist of authorized but unissued shares of our common stock.

  6.    At what price will shares be purchased?

        The price of shares for dividend reinvestment and optional cash purchases of less than $10,000 per month will be determined as follows:

  •
  If the shares are purchased in the open market, the purchase price will be the average price per share of shares purchased.

  •
  If the shares are purchased from us, the purchase price will be the closing price, rounded to four decimal places, of our common stock as reported on the NYSE on the date the shares are purchased.

  7.    When will shares be purchased under the Plan?

        Dividend Reinvestments.    If the Plan Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date. If the dividend payment date falls on a day that is not an NYSE trading day, then the Investment Date will be the next trading day. If the Plan Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the dividend payment date, and continue on any succeeding trading days necessary to complete the order. To be effective with respect to a particular dividend, notice of your election must be received on or before the first business day prior to the record date for that dividend. Changes received after the record date of a dividend will be effective for the following dividend. A record date for a dividend normally precedes the payment of the dividend by approximately four weeks.

        Initial and Optional Cash Purchases Less Than $10,000 Per Month.    If the Plan Administrator acquires shares directly from us, then the "Investment Date" for optional cash purchases up to $10,000 per month will be on the twenty-fifth calendar day of each month, or the next trading day if the twenty-fifth day is not a trading day. To be effective with respect to a particular Investment Date, initial investments and optional cash purchases must be received by the Plan Administrator one business day prior to the applicable Investment Date. If the Plan Administrator acquires shares from third parties other than us through open market transactions, it will attempt to buy our common stock in the open market through a registered broker-dealer and then the "Investment Date" will be the date or dates on which the Plan Administrator purchases our common stock for the Plan. Such purchases will begin on the twenty-fifth calendar day of each month, or the next trading day if the twenty-fifth day is not a trading day, and will be completed no later than 35 days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within 35 days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment. For automatic monthly purchases, the amounts you have authorized will be withdrawn from your bank account on the twenty-third day of each month or on the next succeeding business day if the twenty-third falls on a weekend or a holiday.

        Initial and Optional Cash Purchases in Excess of $10,000 Per Month.    The Purchase Dates for optional cash purchases in excess of $10,000 per month are discussed under Question 10—"How do I make optional cash purchases in excess of $10,000 per month?"

  8.    How do I make an initial investment?

        If you do not own our common stock in a Plan account, you may make an initial cash purchase for as little as $250, but your initial cash purchase cannot exceed $10,000 per month unless we approve a Request for Waiver. Your initial cash purchase can be made via online enrollment at www.shareowneronline.com or by completing and mailing the Account Authorization Form:

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  Authorizing one deduction (minimum of $250) from your bank account;

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  Authorizing a minimum of five monthly automatic deductions of at least $50 each from your bank account; or

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  Making one payment (minimum of $250) by check payable to Shareowner Services.

        We may change these minimum and maximum amounts at any time in our sole discretion or we may suspend the right to make optional cash payment or payments for any monthly period. In addition, in certain instances, we may permit optional cash purchases in excess of the maximum amount established by us.

        All Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated for purposes of determining compliance with the maximum purchase requirement limit. Unless we have determined that reinvestment of dividends and optional cash purchases for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

  9.    How do I make optional cash purchases of less than $10,000?

        If you already own our common stock and are enrolled in the Plan, you can make additional cash investments in the Plan at any time either by check or by authorizing one-time or recurring automatic bank withdrawals from a U.S. or Canadian financial institution. The amount you invest (less any applicable fees) will go towards purchasing whole and fractional shares (see Question 15—"What are the costs for participating in the Plan?").

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  Check.  To make an investment by check, complete and return a Transaction Request Form (attached to your account statement) together with your payment. The check must be made payable to "Shareowner Services" in U.S. dollars.

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  One-time automatic withdrawal.  You may authorize a one-time automatic withdrawal from a designated checking or savings account at a qualified financial institution at www.shareowneronline.com.

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  Recurring automatic withdrawals.  You can make regular investments with automatic monthly withdrawals from a designated checking or savings account at a qualified financial institution. You can authorize automatic monthly investments at www.shareowneronline.com.

  10.    How do I make optional cash purchases in excess of $10,000 per month?

        Optional cash investments in excess of $10,000 a month, including any initial investments in excess of $10,000, (for purposes of this section, "Large Cash Purchase") may be made only by investors that submit a Request for Waiver.

        Request for Waiver.    If you wish to make a Large Cash Purchase, you should contact our Investor Relations Department at (612) 629-2500 or investors@twoharborsinvestment.com to determine if we will be considering a Request for Waiver at such time. We have the sole discretion to approve or deny, in whole or in part, a Request for Waiver. When you inquire, you will be informed of one of the following:

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  that we are not currently considering Requests for Waiver; or

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  that we are considering Requests for Waiver, in which case we will provide information about submitting a Large Cash Purchase Request Form. Large Cash Purchase Request Forms may be obtained online from our transfer agent Wells Fargo Shareowner Services at www.shareowneronline.com. We must receive completed Requests for Waiver by delivery to investors@twoharborinvestment.com by no later than 5:00 p.m. Eastern Time on the third business day before the first day of the "Pricing Period" for the applicable waiver period, as described below. We will notify by return email or by telephone any investor whose Request for Waiver has been approved (including the amount of the investment approved) by 5:00 p.m. Eastern Time on the second business day before the first day of the applicable Pricing Period. The Plan Administrator must receive immediately available funds relating to any approved Request for Waiver by wire transfer to the account designated by us no later than 3:00 p.m. Eastern Time on the business day before the first day of the applicable Pricing Period. All such funds received after 3:00 p.m. Eastern Time on such business day may be returned without interest.

        We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to Large Cash Purchases made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any Request for Waiver. For more information regarding a particular Pricing Period (including applicable Pricing Period start dates), please contact our Investor Relations team at (612) 629-2500 or investors@twoharborsinvestment.com.

        Purchase Price of Shares for Large Cash Purchases.    Shares purchased pursuant to an approved Request for Waiver will be purchased directly from us as described herein. If we grant your request to purchase shares pursuant to a Request for Waiver, an equal proportion of your optional cash purchase will be invested on each Purchase Date (defined below) during the applicable Pricing Period (defined below), subject to the qualifications listed below. To determine the purchase price of shares of common stock purchased from us pursuant to an approved Request for Waiver, we will fix the number of trading days in the "Pricing Period" for the applicable investment. The Pricing Period will generally consist of one to 15 consecutive trading days, unless the Pricing Period is extended as described below. On each trading day, we will generally apply an equal portion of the amount approved for investment pursuant to a Request for Waiver to the purchase of shares of common stock, subject to the qualifications described below. Each day during the Pricing Period on which shares of common stock are purchased is referred to as a "Purchase Date." The price for shares of common stock purchased on each Purchase Date during a Pricing Period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average price, rounded to four decimal places, of shares of common stock, as traded on the composite exchanges during regular NYSE hours on the Purchase Date. We will obtain this composite exchange pricing information from Bloomberg, LP or, if Bloomberg, LP is no longer providing this information, another authoritative source.

        Threshold Price.    We may establish for a Pricing Period a minimum price, or Threshold Price, applicable to Large Cash Purchase made pursuant to a Request for Waiver. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs. We will notify an investor of the establishment of a Threshold Price at the time the Request for Waiver has been approved. Neither we nor the Plan Administrator are required to notify you that a Threshold Price has been established for any Pricing Period.

        If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the composite volume weighted average price, rounded to four decimal places, of shares of our common stock as traded on the composite exchanges during regular NYSE hours, must equal or exceed for each trading day of such Pricing Period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such composite volume weighted average price is less than the applicable Threshold Price will not be considered a Purchase Date, and no funds will be invested in shares of common stock on that date. Funds that are not invested will be returned without interest, as described below.

        The establishment of the Threshold Price and the potential return of a portion of investment funds apply only to investments made pursuant to approved Requests for Waiver. Establishing a Threshold Price for a particular Pricing Period will not affect the establishment of a Threshold Price for any subsequent Pricing Period.

        Pricing Period Extension Feature.    If we establish a Threshold Price for any Pricing Period, we may elect to extend that Pricing Period. If we do so, the initial Pricing Period may be extended by the number of trading days during the initial Pricing Period, up to three trading days, during which the Threshold Price is not satisfied or there are no trades of shares of common stock on the composite exchanges.

        If we elect to grant a Pricing Period extension and the Threshold Price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended Pricing Period. For example, if the extension feature is in use and the initial Pricing Period is ten trading days, but the Threshold Price is not satisfied on three out of those ten days, the Pricing Period will be extended by three trading days. If the Threshold Price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that Pricing Period.

        Return of Unsubscribed Funds.    We will return, without interest, any amount to be invested pursuant to an approved Request for Waiver that is not applied to the purchase of shares of common stock because the Threshold Price is not met or shares of common stock are not traded on the composite exchanges on any trading day during a Pricing Period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable Pricing

Period, as it may be extended. The amount returned will be based on the number of days on which the Threshold Price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the Pricing Period or extended Pricing Period, as applicable. For example, the amount returned for a ten-day Pricing Period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the Threshold Price is not satisfied or shares of common stock are not traded on the composite exchanges.

        Waiver Discount.    We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a Request for Waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be 0.0% to 3.0% of the regular market price and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of common stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular Pricing Period will not affect the establishment of a discount for any subsequent Pricing Period.

        From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

        Settlement.    Any investor purchasing shares of our common stock pursuant to an approved Request for Waiver will be treated as the beneficial owner of all shares of our common stock purchased on each Purchase Date in the applicable Pricing Period as of the close of business on such Purchase Date, although Plan shares of common stock will not be credited to such investor's account until the conclusion of the Pricing Period unless we elect to use the "continuous settlement feature" described below for that Pricing Period.

        If we elect to use the continuous settlement feature, shares of common stock will be credited to the Plan accounts of investors purchasing shares of common stock pursuant to an approved Request for Waiver within three business days after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares of common stock to be sold pursuant to an approved Request for Waiver.

  11.    Will I receive certificates for shares purchased?

        No, because the Plan provides for share safekeeping. For your convenience, the Plan Administrator will maintain shares purchased under the Plan in your name in book-entry form. You may, however, request a stock certificate from the Plan Administrator at any time, free of charge.

        Shares of our common stock that you buy under the Plan will be maintained in your Plan account for safekeeping. Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.

        Direct Registration.    We participate in the Direct Registration System, or DRS. DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on the books of the company without the need for physical certificates and are held separately from any Plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS you can:

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  eliminate the risk and cost of storing certificates in a secure place;

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  eliminate the cost associated with replacing lost, stolen, or destroyed certificates; and

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  move shares electronically to your broker.

        How to Get Started.    Any future share transactions will be issued to book-entry form rather than physical certificates unless otherwise specified by the requester. You may convert any stock certificate(s) you are currently holding into book-entry form. Send the stock certificate(s) to Wells Fargo Shareowner Services with a request to deposit them to your DRS account. There is no cost to you for this custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s). Your certificate(s) should not be endorsed, and we recommend sending your certificate registered insured mail for 2% of the current market value (see Question 12—"Can I deposit or withdraw a certificate?").

        Electronic Share Movement.    You may choose to have a portion or all of your full book-entry or Plan shares delivered directly to your broker by contacting your broker. When using your broker to facilitate a share movement, provide them with a copy of your DRS account statement.

  12.    Can I deposit or withdraw a certificate?

        You may elect to deposit a physical Two Harbors common stock certificate for safekeeping, by sending the certificate to the Plan Administrator together with instructions to deposit the certificate. The certificate will show as surrendered with the corresponding credit to your shares enrolled in the Plan. The transaction will appear on your Plan account statement, and shares will be held by the Plan Administrator in its name or nominee name. These shares will be held until you sell, withdraw or terminate your participation in the Plan. Because you bear the risk of loss in sending stock certificate, it is recommended that you send them by a method with tracking information, insured to cover at least 2% of the current market value and request a return receipt.

        Please be advised that choosing registered, express or certified mail alone will not provide full protection if the certificates are lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. The Plan can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.

        To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to "WFSS Surety Program" along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of the $100,000. The value of the certified shares will be based on the closing market price of the common stock on the trading day prior to the documented mail date.

        Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that the package was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

        Certificates will be issued to you for common stock in your Plan account upon written request to the Plan Administrator. No certificate for a fractional share will be issued.

  13.    How can I transfer or give gifts of shares?

        To authorize a transfer or gift of your shares of our common stock, you must submit a Stock Power Form with instructions to transfer ownership of your shares, to the Plan Administrator. This Form may be accessed on our website at www.shareowneronline.com. For additional assistance regarding the transfer of Plan shares, contact the Plan Administrator mail (see Question 23—"What if I have questions about the Plan?"). The form will require a "Medallion Signature Guarantee" by a financial institution. A Medallion Signature Guarantee is a special guarantee for securities and may be obtained through a financial institution such as a broker, bank, savings and loan association, or credit union who participates in the Medallion Signature Guarantee program. The guarantee ensures that the individual requesting the transfer of securities is the owner of those securities. Most banks and brokers participate in the Medallion Signature Guarantee program. All registered owners must sign as their name(s) appears on their account.

        If your request to transfer all your Plan shares enrolled is received between a dividend record date and dividend payable date, the request will be processed. However, on the dividend payable date, any additional shares from a dividend reinvestment will be added to the account and you will need to submit a written request if you wish to transfer the additional shares.

        You can also gift shares by submitting an optional cash investment on behalf of an existing Plan participant (see Question 15—"What are the costs for participating in the Plan?"). If a participant's investments or transfers are made to an existing account, dividends on the shares credited to such investments or transfers will be invested in accordance with the elections made by the existing account owner.

  14.    How do I sell shares?

        You may request that the Plan Administrator sell your shares of our common stock. Sales are usually made through an affiliated broker of the Plan Administrator, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which our common stock is traded. Depending on the number of your shares of our common stock to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

        If you wish to sell any of your shares currently held in certificate form, you may send them to the Plan Administrator for deposit and then proceed with the sale. To sell shares through a broker of your choice, you may request the broker to transfer shares electronically from the Plan account to your brokerage account. Alternatively, you may request a stock certificate and deliver to your broker.

        Our share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. You should evaluate the risks.

        Sale Orders.    You may instruct the Plan Administrator to sell shares under the Plan through a Market Order, Batch Order, Day Limit Order, Good-'Til-Date/Cancelled Limit Order, or Stop Order, each as set forth in more detail below.

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  Market Order.  A market order is a request to sell shares of our common stock promptly at the current market price. A market order may be submitted online at www.shareowneronline.com or by telephone at (800) 468-9716 or (651) 450-4064 (if outside the United States). If a market order is submitted during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time), the Plan Administrator will promptly submit the order to its broker for sale on the open market. Any orders received outside of market hours will be submitted to the Administrator's broker on the next day the market is open. Sales proceeds will equal the market price of the sale obtained by the Administrator's broker, net of taxes and fees. Once submitted, a market order cannot be cancelled by the participant. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.

  •
  Batch Order.  A batch order is an accumulation of all sale requests for shares of our common stock submitted together as collective request. You may request a batch order online at www.shareowneronline.com, by telephone at (800) 468-9716 or (651) 450-4064 (if outside the United States), or by mail to Wells Fargo Shareowner Services, PO Box 64856, St. Paul, MN 55164-0856. Once you submit a batch order request, it may not be cancelled. The Plan Administrator will combine each batch order request with other participant requests and any such batch orders will submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. The bulk sales may be executed in multiple transactions and over more than more day depending on the number of shares being sold and current trading volumes in our common stock.

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  Day Limit Order.  A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. A day limit order may be submitted online at www.shareowneronline.com or by telephone at (800) 468-9716 or (651) 450-4064 (if outside the United States). The broker will execute a market order when and if the stock reaches, or exceeds the price specified on the day the order was submitted if the day limit order was submitted during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time), or on the next trading day if the order was placed outside market hours. Once submitted, a day limit order request cannot be cancelled by the participant. However, the day limit order will be automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator's broker has not filled the order.

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  Good-Til-Date/Cancelled ("GTC") Limit Order.  A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 90 days). A GTC limit order may be submitted online at www.shareowneronline.com or by telephone at (800) 468-9716 or (651) 450-4064 (if outside the United States). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion, or by the participant.

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  Stop Order.  A stop order is an order to sell shares of our stock when and if the shares reach a specific trading price at any time. A stop order may be submitted online at www.shareowneronline.com or by telephone at (800) 468-9716 or (651) 450-4064 (if outside the United States). The Plan Administrator will promptly submit a participant's request to sell shares in a stop order to a broker. A sale will be executed when the stock reaches a specified price, at which time the stop order becomes a market order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

  Sales Proceeds and Fees

  •
  Sales Proceeds.  Sales proceeds will be net of any fees to be paid by the participant (see Question 15—"What are the costs for participating in the Plan?"). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at www.shareowneronline.com. A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail four business days after trade date. If you submit a request to sell all or part of your shares enrolled in the Plan, and you request net proceeds to be automatically deposited to a checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

  •
  Fees.  Fees are deducted from the proceeds derived from the sale. The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan Administrator to determine if there are any limitations applicable to your particular sale request. Alternatively, you may choose to sell shares of common stock in your Plan account through a broker of your choice, in which case you should contact your broker about transferring shares from your Plan account to your brokerage account.

  15.    What are the costs for participating in the Plan?

        There is no cost to you for enrolling in the Plan, as we will pay any such enrollment fees charged by the Plan Administrator. Participation is voluntary and you may discontinue your participation at any time. However, there are fees associated with some of the Plan's services.

Investment Options Summary

Minimum Cash Investments
Minimum one-time initial purchase for new investors*	$250.00
* Or 5 minimum recurring automatic investments	$50.00
Minimum one-time optional cash purchase	$50.00
Minimum recurring automatic investments	$50.00
Maximum Cash Investments
Maximum monthly investment	$10,000.00
Dividend Reinvestment Options
Reinvestment options	Full, Partial

Fees

Investment Fees
Initial enrollment	No transaction fee + $0.06 per share
Dividend reinvestment	No transaction fee + $0.06 per share
Purchase of Shares with Additional Investments:
Check investment	$5.00 + $0.06 per share
One-time automatic investment	$3.50 + $0.06 per share
Recurring automatic investment	$2.00 + $0.06 per share
Sales Fees
Batch Order	$15.00 + $0.12 per share
Market Order	$25.00 + $0.12 per share
Limit Order	$30.00 + $0.12 per share
Stop Order	$30.00 + $0.12 per share
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

  16.    How can I vote my shares?

        You will receive proxy material for all whole shares in your Plan account. Fractional shares may not be voted. The proxy will be voted in accordance with your direction. The Plan Administrator may vote your shares in certain cases if you do not return a proxy to the Plan Administrator.

  17.    If there is a rights offering related to the common stock, how will my entitlement be computed?

        Your entitlement in a rights offering related to the common stock will be based upon the number of whole shares credited to your Plan account. Rights based on a fraction of a share credited to your Plan account will be sold for that account and the net proceeds will be invested as an optional cash purchase on the next Investment Date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

  18.    How will I keep track of my investments?

        The Plan Administrator will send you a transaction notice confirming the details of each transaction you make. If you continue to participate in the Plan, but have no transactions, the Plan Administrator will send you an annual statement after the end of the year detailing the status of your holdings of our common stock in your Plan account.

        These statements contain information to record the cost basis of your shares for tax reporting purposes. It is important that you keep the statements to fulfill any tax obligations. The Plan Administrator will capture and track the cost basis for covered securities as defined in the federal tax regulations. If your statement becomes lost, a written request stating the information required may be sent to the Plan Administrator at the address contained in this prospectus. A fee may be charged for retrieval of past account information (see Question 15—"What are the costs for participating in the Plan?"). You may elect to have your statements and other information sent to you automatically by initiating eDelivery through www.shareowneronline.com.

  19.    How would I terminate my participation in the Plan?

        You may terminate your participation in the Plan at any time. Following termination, all future dividends for your retained shares will be paid to you in cash. If you terminate your participation in the Plan but do not indicate your preference to retain or sell your shares, the Plan shares will be moved to book-entry DRS form until the Plan Administrator receives further instructions. You may discontinue the reinvestment of your dividends at any time by giving notice to the Administrator. Notice may be made by telephone, in writing or by changing your dividend election when you access your account online at www.shareowneronline.com. To be effective for a given dividend payment, the Administrator must receive notice before the record date of that dividend. You may retain your shares or request them to be sold. You may also request the sale of all or part of any such shares or have the Administrator transfer your shares to your brokerage account. If you elect to retain your shares, the whole shares held in your Plan account will be moved to book-entry DRS. Any fractional shares will be sold at the market price, and you will receive a check for the proceeds, less any fees.

  20.    Are there any risks associated with the Plan?

        Your investment in shares purchased under the Plan is no different from any investment in shares you hold directly. Neither we nor the Plan Administrator can assure a profit or protect you against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan. See "Risk Factors" above.

  21.    Can the Plan be amended, modified, suspended or terminated?

        We reserve the right to amend, modify, suspend or terminate the Plan at any time and in any manner. You will receive written notice of any such amendment, modification, suspension or termination. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan.

  22.    What are the responsibilities of Two Harbors and the Plan Administrator?

        Neither we nor the Plan Administrator have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth herein.

        In administering the Plan, neither we nor the Plan Administrator nor any agents selected by the Plan Administrator shall be liable for any good faith act or omission to act, including, but not limited to any claim of liability (a) arising out of the failure to terminate a participant's account upon such participant's death prior to receipt of a notice in writing of such death; (b) with respect to the prices or times at which our common stock is purchased or sold; or (c) as to the value of our common stock acquired for participants. The price of our common stock may fall or rise during the period between a request for investment or sale, its receipt by the Plan Administrator, and the ultimate transaction in the open market. Buying and selling our common stock is subject to investment risk. The payment of dividends is at the discretion of our board of directors and will depend on our future earnings, our financial condition and other factors. Our board of directors may change the amount and timing of dividends at any time. Any decision to purchase or sell our common stock pursuant to the Plan must be made by you based upon your own research and judgment.

        The Plan Administrator is acting solely as agent for us and owes no duties, fiduciary or otherwise, to any other person by reason of the Plan, and no implied duties, fiduciary or otherwise, shall be read into the Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into the Plan against us or the Plan Administrator.

        In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

        The Plan Administrator shall: (a) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (b) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

        The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as administratively possible under the circumstances.

        The Plan Administrator is authorized to choose a broker, including an affiliated broker, at its sole discretion to facilitate purchases and sales of our common stock by participants in the Plan. The Plan Administrator will furnish the name of the broker, including any affiliated broker, utilized in share transactions within a reasonable time upon written request from the participant.

        The Plan Administrator may, for various reasons, require a transaction request to be submitted in writing. Contact the Plan Administrator to determine if a particular request, including any sales request, must be submitted in writing. Any notice, instruction, request, election or direction that is required or permitted under the Plan shall become effective when received by the Plan Administrator, unless a different effective date is indicated. Such notice, instruction, request, election or direction shall be mailed to the address set forth in this prospectus (see Question 23—"What if I have questions about the Plan?").

        Except as otherwise expressly provided herein, participants may not sell, pledge, hypothecate or otherwise assign or transfer the participant's account any interest therein or any cash or shares credited to the participant's account. No attempt at any such sale, pledge, hypothecation or other assignment or transfer shall be effective. Nothing herein shall affect a shareowner's rights in respect to shares for which certificate(s) have been received.

        We and the Plan Administrator may agree from time to time to amendments and modifications of the Plan. The Plan Administrator may terminate a participant's account at any time by notice in writing mailed to the participant.

  23.    What if I have questions about the Plan?

        Questions regarding the Plan should be directed to the Plan Administrator through any of the following methods:

  Internet

        You may visit www.shareowneronline.com at any time to access your account information and find answers to many common questions and general inquiries. Online access is available twenty-four hours a day, seven days a week.

  •
  If you are an existing registered stockholder and would like to enroll in the Plan:

  1.
  Go to www.shareowneronline.com

  2.
  Select "Sign Up Now!"

  3.
  Enter your Authentication ID* and Account Number

  *If you do not have your Authentication ID, select "I do not have my Authentication ID". For security, this number is required for first time users.

  •
  If you are a new investor and would like to enroll in the Plan:

  1.
  Go to www.shareowneronline.com

  2.
  Under "Invest in a Plan," select "Direct Purchase Plan"

  3.
  Select "Two Harbors Investment Corp."

  4.
  Under "New Investors," select "Invest Now"

  5.
  Follow instructions on the "Buy Shares"

  Email

        Go to www.shareowneronline.com and select "Contact Us."

  Telephone

        The Plan Administer will have its shareowner relations specialists available Monday through Friday from 8:00 a.m. to 8:00 p.m. Eastern Time at the following numbers:

  Toll-free within the United States: 1 (800) 468-9716
   Outside of the United States:        1 (651) 450-4064

        You may also access your account information 24 hours a day, seven days a week using our automated voice response system.

  Mail

  For Written Correspondence and Deposit of Certificated Shares:
  Wells Fargo Shareowner Services
  P.O. Box 64856
  St. Paul, MN 55164-0856

  For Certified and Overnight Delivery:
  Wells Fargo Shareowner Services
  1110 Centre Pointe Curve, Suite 101
  Mendota Heights, MN 55120-4100

  24.    Will interest be paid on Plan accounts?

        No. Interest will not be paid on Plan accounts or on any amounts held pending investment.

  25.    What other risks will I face through my participation in the Plan?

        The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

  •
  There is no price protection for your shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions. Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

  •
  The Purchase Price for any shares that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell shares at a Purchase Price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date or the date or dates on which the Plan Administrator purchases shares of our common stock for the Plan, or sale date, as appropriate.

  •
  We may not be able to pay dividends. In order to qualify as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify for REIT tax status, then we may not be able to make distributions to our stockholders.

  •
  No discount may be available for any or all initial investments or optional cash investments. While a discount from market prices of up to 3% may be established from time to time, at our sole discretion, for purchases in excess of $10,000 per month, a discount for one month will not ensure the availability of a discount or the same discount in future months. Each month, we may change or eliminate the discount without giving you prior notice.

  •
  The market price for our common stock varies, and you should purchase shares for long-term investment only. Although our common stock currently is traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

        Please see "Risk Factors" above for other important factors and risks. You are encouraged to review these risk factors carefully.

  26.    What are the U.S. federal income tax consequences of participation in the Plan?

        The following is a summary of certain material federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan. Also, this summary does not discuss your tax consequences if you are not a U.S. citizen or a resident alien. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside of the U.S. will vary from jurisdiction to jurisdiction.

        In general, if you enroll in the Plan, as of the date of this prospectus, you will have the same federal income tax obligations with respect to reinvested dividends or distributions as you would with dividends or distributions not reinvested under this Plan.

        This Plan assumes that you will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. You may designate your preference for specific identification cost basis at any time.

        You will be treated for federal income tax purposes as having received, on each Investment Date, a cash distribution equal to the full amount of the cash dividend payable on that date on the shares of our common stock. The Code requires this treatment even though you never actually receive the reinvested dividends in cash because your dividends are used instead to purchase shares of common stock. In the case of reinvested dividends, you will be treated as having received a distribution for federal income tax purposes equal to the fair market value of the shares that you acquire through the Plan. Your tax basis in common stock acquired through dividend reinvestment will equal the amount treated as a distribution for federal income tax purposes.

        All costs of administering the Plan, except for processing fees when shares are purchased in the open market and costs related to your voluntary selling of shares and/or withdrawal from the Plan will be paid by us. Consistent with the conclusion reached by the Internal Revenue Service, or IRS, in a private letter ruling issued to another REIT, we intend to take the position that these administrative costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares of common stock. However, because the private letter ruling was not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the IRS might view your share of the costs as constituting a taxable distribution to you and/or a distribution which reduces the basis in your shares. For this or other reasons, we may in the future take a different position with respect to these costs. With respect to shares of common stock purchased in open market transactions or in negotiated transactions with third parties, the IRS has indicated that the amount of the distribution received by you would include a pro rata share of any brokerage commission or other related charges paid by us in connection with the Plan Administrator's purchase of shares on our behalf.

        If you make optional cash investments, without any discount, you will not recognize income for federal income tax purposes by virtue of the purchase of common stock with the optional cash purchase. However, in the event we decide to offer shares at a discount, you will be treated as receiving a taxable dividend to the extent of any discount you receive. The tax cost and basis of shares purchased with optional cash investments is the amount you paid for such shares.

        The holding period for shares purchased under the Plan generally will begin on the day following the date on which common shares are credited to your Plan account.

        Distributions with respect to your shares that are not capital gains dividends will generally be taxable as ordinary income, and generally will not constitute "qualified dividend income" eligible to be taxed at capital gains rates for federal income tax purposes to the extent made out of our current or accumulated earnings and profits. Dividends paid to a non-corporate U.S. stockholder generally will not qualify for the "qualified dividend income" tax rate. Qualified dividend income generally includes dividends paid to most U.S. non-corporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 39.6%. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (a) attributable to dividends received by us from taxable corporations, such as our taxable REIT subsidiaries, and (b) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our shares becomes ex-dividend. Dividends paid to a corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. Distributions in excess of our current or accumulated earnings and profits will be treated for federal income tax purposes as a return of capital. The amount of a return of capital would first reduce the tax basis of the common stock to which the distribution is attributable to the extent of that tax basis, and the excess, if any, of the amount treated as a return of capital over such tax basis would be treated as a gain from the disposition of such common stock.

        In the event that we designate a part or the entire amount distributed as a capital gain dividend, the amount so designated should be treated by you as long-term capital gain to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held its shares. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

        You will recognize gain or loss when a fractional share interest is liquidated or when you sell or exchange shares. The gain or loss will equal the difference between the amount you receive for the fractional share interest or the shares and the tax basis for the fractional share or shares. If you hold our shares as a capital asset in excess of one year gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gains applicable to non-corporate taxpayers is 20% for sales and exchanges of capital assets held for more than one year. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates (currently up to 35%).

        In addition, an individual is generally subject to a 3.8% tax on the lesser of (a) his or her "net investment income" for the relevant taxable year or (b) the excess of his or her modified gross income for the taxable year over a certain threshold amount depending on the individual's U.S. federal income tax filing status. A similar regime applies to certain estates and trusts. Net investment income generally would include dividends on our common stock and gain from the sale of our common stock.

        Tax consequences will vary depending on your specific circumstances. You should discuss specific tax questions regarding your participation in the Plan with your own tax advisor.

        We urge you to save your account statements in order to calculate your tax basis per share of common stock as the Plan Administrator will charge you a fee for copies of past account statements.

  27.    What provision is made for stockholders subject to income tax withholding?

        If you are a non-U.S. stockholder whose dividends or distributions are subject to U.S. income tax withholding, or a domestic stockholder whose dividends or distributions are subject to backup withholding taxes, the Plan Administrator will reinvest an amount equal to the dividend or distribution less the amount of any tax required to be withheld. The respective participants will be advised of the amounts withheld.

        The Foreign Account Tax Compliance Act ("FATCA") provisions of the Code, enacted in 2010, impose withholding taxes on certain types of payments to (a) foreign financial institutions that do not agree to comply with certain diligence, reporting and withholding obligations with respect to their U.S. accounts and (b) non-financial foreign entities that do not identify (or confirm the absence of) substantial U.S. owners. The withholding tax of 30% currently applies to dividends and after December 31, 2016, the gross proceeds of a disposition of our common stock paid to certain foreign entities unless various information reporting requirements are satisfied. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (a) accepts deposits in the ordinary course of a banking or similar business, (b) is engaged in the business of holding financial assets for the account of others, or (c) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets.

        Non-U.S. stockholders who elect to make optional cash investments only will receive cash dividends or distributions on shares registered in their names in the same manner as if they were not participating in this Plan. Funds for optional cash investments must be in U.S. dollars and will be invested in the same way as payments from other participants.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax considerations relating to the qualification and taxation of Two Harbors as a REIT and the acquisition, holding and disposition of our common stock. For purposes of this section, references to "Two Harbors," "our," "us" or "we" mean only Two Harbors Investment Corp. and not any of its subsidiaries or other lower-tier entities except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that our operation, and the operation of our subsidiaries and other lower-tier and affiliated entities will, in each case, be in accordance with such entity's applicable organizational documents. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

  •
  U.S. expatriates;

  •
  persons who mark-to-market our common stock;

  •
  subchapter S corporations;

  •
  U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

  •
  financial institutions;

  •
  insurance companies;

  •
  broker-dealers;

  •
  regulated investment companies (or RICs);

  •
  REITs;

  •
  trusts and estates;

  •
  holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

  •
  persons holding our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

  •
  persons subject to the alternative minimum tax provisions of the Code;

  •
  persons holding their interest in us through a partnership or similar pass-through entity;

  •
  persons holding a 10% or more (by vote or value) beneficial interest in us;

  •
  tax-exempt organizations; and

  •
  non-U.S. stockholders (as defined below, and except as otherwise discussed below).

        This summary assumes that holders hold our common stock and warrants as capital assets, which generally means as property held for investment.

        THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF TWO HARBORS COMMON STOCK.

U.S. Federal Income Tax Considerations of Two Harbors as a REIT

Taxation of Two Harbors—General

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2009. We believe that we have been organized and intend to operate in a manner that allows us to continue to qualify for taxation as a REIT under the Code.

        The law firm of Dentons US LLP has acted as our counsel for tax matters in connection with this registration. We have received an opinion of Dentons US LLP to the effect that, commencing with our taxable year ended December 31, 2009, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our actual method of operation has enabled, and our proposed method of operation will continue to enable us, to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Dentons US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct and that we will at all times operate in accordance with the method of operation described in our organizational documents and this document. Additionally, the opinion of Dentons US LLP is conditioned upon factual representations and covenants made by our management and the management of PRCM Advisers, regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to continue to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action that could adversely affect our qualification as a REIT. While we believe we are organized and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Dentons US LLP or us that we will so qualify for any particular year. Dentons US LLP will have no obligation to advise us or the holders of our shares of common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Dentons US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

        As indicated above, qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below, under "—Requirements for Qualification as a REIT." While we believe that we will continue to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to continue to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify."

        Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT. See "—Taxation of Taxable U.S. Stockholders."

        Stockholders who are individual U.S. stockholders (as defined below) are generally taxed on qualifying corporate dividends at a maximum rate of 20%, thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 39.6%. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See "—Taxation of Taxable U.S. Stockholders."

        Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

  •
  We will be taxed at regular U.S. federal corporate income tax rates on any undistributed income, including undistributed net capital gains.

  •
  We may be subject to the "alternative minimum tax" on our items of tax preference, if any.

  •
  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Prohibited Transactions" and "—Foreclosure Property" below.

  •
  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as "foreclosure property," we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

  •
  If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

  •
  If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

  •
  If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in "—Requirements for Qualification as a REIT."

  •
  A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

  •
  If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non- REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us. For tax years 2009 and 2010, the 10-year period described above is reduced to seven years, and for tax year 2011, the 10-year period is reduced to five years.

  •
  We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits, or REMICs, to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules will apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax.

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder's basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

  •
  We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which would be subject to U.S. federal corporate income tax.

        In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

        The Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

  (4)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

  (6)
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified entities);

  (7)
  which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

  (8)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended, among other purposes, to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

        To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares of stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

  Ownership of Partnership Interests

        In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as an asset and as an item of income for us for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

  Disregarded Subsidiaries

        If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours), the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See "—Asset Tests" and "—Gross Income Tests."

  Taxable REIT Subsidiaries

        A REIT, in general, will jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

        We and a number of subsidiaries have jointly elected for each of such subsidiaries to be treated as a TRS. This election allows each such subsidiary to invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

        A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). If dividends are paid to us by one or more TRSs we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See "—Taxation of Taxable U.S. Stockholders" and "—Annual Distribution Requirements."

        Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS's adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm's-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Gross Income Tests

        In order to maintain our qualification as a REIT, we must annually satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions" and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including "rents from real property," dividends received from and gains from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

        For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

  Interest Income

        Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is under secured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. If we acquire or originate a construction loan, for purposes of the foregoing apportionment, the fair market value of the real property includes the fair market value of the land plus the reasonably estimated cost of improvement or developments (other than personal property) which secure the construction loan.

        To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

        To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

        Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount which is treated as interest on an obligation secured by a mortgage on real property. In addition, some REMIC securitizations include embedded interest rate swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income to us.

        We believe that the interest, original issue discount, and market discount income that we receive from our mortgage-related securities generally will be qualifying income for purposes of both the 75% and 95% gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

        We may purchase Agency RMBS through to be announced securities, or TBAs, and may recognize income or gains from the disposition of those TBAs through dollar roll transactions. There is no direct authority with respect to the qualifications of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. We will not treat these items as qualifying for purposes of the 75% gross income test unless we receive advice of counsel that such income and gains should be treated as qualifying for purposes of the 75% gross income test. As a result, our ability to enter into TBAs could be limited. Moreover, even if we were to receive advice of counsel as described in the preceding sentence, it is possible that the IRS could assert that such income is not qualifying income under the 75% gross income test. In the event that such income was determined not to be qualifying income for the 75% gross income test, we could be subject to a penalty tax or could fail to qualify as a REIT if such income, when added to any other non-qualifying income, exceeded 25% of our gross income.

  Dividend Income

        We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

  Hedging Transactions

        We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

  Failure to Satisfy the Gross Income Tests

        We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

  Phantom Income

        Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain of our assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and we may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

        We may acquire mortgage-backed securities in the secondary market for less than their face amount. For example, it is likely that we will invest in assets, including mortgage-backed securities, requiring us to accrue original issue discount, or OID, or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets referred to as "phantom income." We may also be required under the terms of the indebtedness that we incur to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.

        Due to each of these potential differences between income recognition or expense deduction and related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this "phantom income" is recognized. See "—Annual Distribution Requirements."

Asset Tests

        We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of mortgage-backed securities and mortgage loans. A regular or residual interest in a REMIC is generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer's securities owned by us may not exceed 5% of the value of its gross assets. Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our gross assets.

        The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT's interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership.

        For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled taxable REIT subsidiaries" as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partnership).

        After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we may be permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

        We expect that the assets and mortgage-related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. In addition, we may purchase Agency RMBS through TBAs. There is no direct authority with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test and we will not treat TBAs as such unless we receive advice of our counsel that TBAs should be treated as qualifying assets for purposes of the 75% asset test. As a result, our ability to purchase TBAs could be limited. Moreover, even if we were to receive advice of counsel as described in the preceding sentence, it is possible that the IRS could assert that TBAs are not qualifying assets in which case we could be subject to a penalty tax or fail to qualify as a REIT if such assets, when combined with other non-real estate assets, exceed 25% of our gross assets. We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

        In addition, we may enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreement notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

  (1)
  The sum of:

  (a)
  90% of our "REIT taxable income" (computed without regard to the deduction for dividends paid and our net capital gains); and

  (b)
  90% of the net income (after tax), if any, from foreclosure property (as described below); minus

  (2)
  the sum of specified items of non-cash income that exceeds a percentage of our income.

        These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

        If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

        It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes. For example, we may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes (such excess, "original issue discount," or OID), such that we will be required to include in our income a portion of the OID each year that the instrument is held before we receive any corresponding cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock.

        We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

        We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Prohibited Transactions

        Net income we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

        In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT. Specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 20% and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

        This section summarizes the taxation of U.S. stockholders who hold our stock that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our stock or warrants who for U.S. federal income tax purposes is:

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  a citizen or resident of the U.S.;

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  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

        Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

        In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held our stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions. A U.S. stockholder that is an individual is subject to a 3.8% tax on the lesser of (1) his or her "net investment income" for the relevant taxable year or (2) the excess of his or her modified gross income for the taxable year over a certain threshold amount depending on the individual's U.S. federal income tax filing status. A similar regime applies to certain estates and trusts. Net investment income generally would include dividends on our common stock and gain from the sale of our common stock.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder's shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of those shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder's shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

        With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders at the same rates as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

  (1)
  the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

  (2)
  the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

  (3)
  the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

        Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a "qualifying foreign corporation" and specified holding period requirements and other requirements are met.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "—Taxation of Two Harbors—General" and "—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock

        In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder's adjusted tax basis will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gain and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 20%, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 39.6%) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT's "unrecaptured Section 1250 gain."

        Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

        Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

        U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which is referred to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to excess inclusion income, distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

        Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our common stock. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions limiting ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

        Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

        The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For these purposes, a non-U.S. stockholder is a beneficial owner of our stock or warrants who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation of non-U.S. stockholders.

General

        For most foreign investors, investment in a REIT that invests principally in mortgage loans and mortgage-backed securities is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most foreign investors to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on certain REIT dividends under the Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the United States.

Ordinary Dividends

        The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such shares or the proceeds of such disposition to satisfy the withholding tax imposed.

        In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder's investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Other U.S. Federal Income Tax Withholding and Reporting Requirements

        The FATCA provisions of the Code impose withholding taxes on certain types of payments to (1) foreign financial institutions that do not agree to comply with certain diligence, reporting and withholding obligations with respect to their U.S. accounts and (2) non-financial foreign entities that do not identify (or confirm the absence of) substantial U.S. owners. The withholding tax of 30% currently applies to dividends and after December 31, 2016, the gross proceeds of a disposition of our common stock paid to certain foreign entities unless various information reporting requirements are satisfied. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that

(1) accepts deposits in the ordinary course of a banking or similar business, (2) is engaged in the business of holding financial assets for the account of others, or (3) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets.

Non-Dividend Distributions

        Unless (1) our common stock constitutes a U.S. real property interest (or USRPI) or (2) either (a) the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (b) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder's adjusted tax basis in its common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (or FIRPTA) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount realized by the stockholder less any amount treated as ordinary dividend income.

Capital Gain Dividends

        Under FIRPTA, a distribution made by us to a non-U.S. stockholder (including a foreign sovereign), to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (or USRPI capital gains), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under "—Taxation of Non-U.S. Stockholders—Ordinary Dividends." Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year).

Dispositions of Our Common Stock

        Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of our assets will consist of interests in real property located in the U.S.

        Even if our shares of common stock otherwise would be a USRPI under the foregoing test, our shares of common stock will not constitute a USRPI if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of our shares of common stock or the period of our existence), less than 50% in value of our outstanding shares of common stock is held directly or indirectly by non-U.S. stockholders. We believe we will be a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, because our stock will be widely held, we cannot assure our investors that we will be a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder's sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) our common stock owned is of a class that is "regularly traded," as defined by the applicable Treasury Regulation, on an established securities market, and (2) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.

        If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Backup Withholding and Information Reporting

        We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify its non-foreign status.

        We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

        We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. The state, local or foreign tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

Legislative or Other Actions Affecting REITs

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common stock.

PLAN OF DISTRIBUTION

        In connection with the administration of the Plan, we may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of participants or other investors who may be engaged in the securities business.

        Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act of 1933, or the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

        Our common stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

USE OF PROCEEDS

        We intend to use the net proceeds received from the sale of the securities offered by this prospectus for the purchase of our target assets, which include residential mortgage backed securities, residential mortgage loans, mortgage servicing rights and other financial assets, in each case subject to our investment guidelines and to the extent consistent with maintaining our REIT qualification, and for general corporate purposes. PRCM Advisers will make determinations as to the percentage of our equity that will be invested in each of our target assets and the timing of deployment of the net proceeds of this offering. These determinations will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. Until appropriate assets can be identified, PRCM Advisers may decide to use the net proceeds to pay off our short-term debt or invest the net proceeds in interest-bearing short-term investments, including funds which are consistent with our REIT election. These investments are expected to provide a lower net return than we seek to achieve from our target assets. Prior to the time we have fully used the net proceeds of this offering to acquire our target assets, we may fund our quarterly dividends out of such net proceeds.

LEGAL MATTERS

        Certain legal matters in connection with this prospectus will be passed upon for us by Leonard, Street and Deinard, P.A., Minneapolis, Minnesota, including the validity of the offered securities. Certain legal matters in connection with this prospectus will also be passed upon for us by Dentons US LLP, New York, New York, including the qualification of our company as a REIT for U.S. federal income tax purposes.

EXPERTS

        Our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and our management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information. We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available for inspection and copying at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement of which this prospectus is a part, are also available to you on the SEC's website at www.sec.gov. We also maintain a website on the Internet with the address of www.twoharborsinvestment.com where you can find additional information. All internet addresses provided in this prospectus or any prospectus supplement are for information purposes only and are not intended to be hyperlinks. We are not incorporating by reference into this prospectus or any prospectus supplement the information on our website or any other website, and you should not consider our website or any other website to be a part of this prospectus, any prospectus supplement or other offering materials.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC's rules allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus from the date of filing those documents. Any reports filed by us with the SEC on or after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference. We have filed the documents listed below with the SEC under the Exchange Act and these documents are incorporated herein by reference (other than information in such documents that is furnished and not deemed to be filed):

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2014 Annual Stockholders Meeting;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 8, 2014 and August 7, 2014, respectively;

  •
  Our Current Reports on Form 8-K filed with the SEC on February 7, 2014 and May 23, 2014; and

  •
  The description of our common stock included in our Registration Statement on Form 8-A filed on February 10, 2011.

        All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of those documents.

        We will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference therein); we will provide this information at no cost to the requester upon written or oral request to: Secretary, Two Harbors Investment Corp., 590 Madison Avenue, 36th Floor, New York, New York 10022, or (612) 629-2500.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table shows the fees and expenses to be paid by Two Harbors Investment Corp. in connection with the sale and distribution of the securities being registered hereby.

Registration Fee under the Securities Act of 1933		$0
Accounting fees and expenses			*
Legal fees and expenses (including Blue Sky fees)			*
Transfer agent fees and expenses			*
Printing expenses			*
FINRA fees and expenses			*
Miscellaneous expenses			*

Total	$		*

*
These fees are calculated based on the number of issuances and amount of securities sold and, accordingly, cannot be estimated at this time.

Item 15.    Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The Maryland General Corporations Law, or MGCL, requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

        We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, the operating agreement of Two Harbors Operating Company LLC provides that we, as managing member, and our officers and directors are indemnified to the fullest extent permitted by law.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.    Exhibits.

        See the Exhibits Index, which is incorporated into this registration statement by reference.

Item 17.    Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

        individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)
    That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

    (i)
    Each prospectus filed by the registrant pursuant to rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (ii)
    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

    (5)
    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  The undersigned registrant hereby further undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 11, 2014.

TWO HARBORS INVESTMENT CORP.
By:	/s/ THOMAS SIERING
	Name:	Thomas Siering
	Title:	Chief Executive Officer, President and Director

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ THOMAS SIERING Thomas Siering	Chief Executive Officer, President and Director (principal executive officer)	August 11, 2014
By:	/s/ BRAD FARRELL Brad Farrell	Chief Financial Officer and Treasurer (principal accounting and financial officer)	August 11, 2014
By:	* Brian C. Taylor	Chairman and Director	August 11, 2014
By:	* E. Spencer Abraham	Independent Director	August 11, 2014
By:	* Mark D. Ein	Non-Executive Vice Chairman and Director	August 11, 2014
By:	* James J. Bender	Independent Director	August 11, 2014
By:	* Stephen G. Kasnet	Independent Director	August 11, 2014

Signatures		Title	Date

By:	* Jacques R. Rolfo	Independent Director	August 11, 2014
By:	* W. Reid Sanders	Independent Director	August 11, 2014
By:	* Hope B. Woodhouse	Independent Director	August 11, 2014

*
Thomas Siering, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ THOMAS SIERING Thomas Siering Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of June 11, 2009, by and among Capitol Acquisition Corp., Two Harbors Investment Corp., Two Harbors Merger Corp. and Pine River Capital Management L.P. (incorporated by reference to Annex A filed with Pre-Effective Amendment No. 4 to the Registrant's Registration Statement on Form S-4 (File No. 333-160199), which was filed with the SEC on October 8, 2009 ("Amendment No. 4")).
2.2
Amendment No. 1 to Agreement and Plan of Merger dated as of August 17, 2009, by and among Capitol Acquisition Corp., Two Harbors Investment Corp., Two Harbors Merger Corp. and Pine River Capital Management L.P. (incorporated by reference to Annex A-2 filed with Amendment No. 4).
2.3
Amendment No. 2 to Agreement and Plan of Merger dated as of September 20, 2009, by and among Capitol Acquisition Corp., Two Harbors Investment Corp., Two Harbors Merger Corp. and Pine River Capital Management L.P. (incorporated by reference to Annex A-3 filed with Amendment No. 4).
3.1	Articles of Amendment and Restatement of Two Harbors Investment Corp. (incorporated by reference to Annex B filed with Amendment No. 4).
3.2
Amended and Restated Bylaws of Two Harbors Investment Corp. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-34506), which was filed with the SEC on December 19, 2013).
4.1	Specimen Common Stock Certificate of Two Harbors Investment Corp. (incorporated by reference to Exhibit 4.2 to Registrant's Amendment No. 4).
5.1
Opinion of Leonard Street and Deinard, P.A. (incorporated by reference to Exhibit 5.1 to the Registrant's Registration Statement on Form S-3 (File No. 333-193004), which was filed with the SEC on December 20, 2013).
8.1
Tax opinion of Dentons US LLP (incorporated by reference to Exhibit 8.1 to the Registrant's Registration Statement on Form S-3 (File No. 333-193004), which was filed with the SEC on December 20, 2013).
23.1	Consent of Ernst & Young LLP.*
23.2
Consent of Leonard Street and Deinard, P.A. (incorporated by reference to Exhibit 23.2 to the Registrant's Registration Statement on Form S-3 (File No. 333-193004), which was filed with the SEC on December 20, 2013).
23.3	Consent of Dentons US LLP (incorporated by reference to Exhibit 23.3 to the Registrant's Registration Statement on Form S-3 (File No. 333-193004), which was filed with the SEC on December 20, 2013).
24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 to the Registrant's Registration Statement on Form S-3 (File No. 333-193004), which was filed with the SEC on December 20, 2013).
24.2	Powers of Attorney.*

*
Filed herewith.